UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2021

Sterling Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-35385	80-0091851
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Blue Hill Plaza, Second Floor Pearl River, New York		10965
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STL	New York Stock Exchange
Depositary Shares, each representing 1/40th interest in a share of 6.50% Non-cumulative Perpetual Preferred Stock, Series A	STLPRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)-(c)

Promotion of Luis Massiani to Chief Operating Officer of Sterling Bancorp

On January 11, 2021, Sterling Bancorp, a Delaware corporation (the “Company”), and its wholly-owned subsidiary, Sterling National Bank, a national banking association (the “Bank” and, together with the Company, “Sterling”), announced the promotion of Luis Massiani to Chief Operating Officer of the Company, effective as of March 1, 2021, having responsibility over the Bank’s three front-line business units including the corporate, consumer and digital banks, as well as the Bank’s technology and operations areas. Mr. Massiani will continue to serve as Senior Executive Vice President of the Company, a role he has served in since October 2014, and continue to serve as the President of the Bank, a role he has served in since January 2020. This promotion recognizes the dedication and leadership Mr. Massiani, age 43, has demonstrated since joining the organization as Chief Financial Officer in December 2012.

There are no arrangements or understandings between Mr. Massiani and other persons pursuant to which he was appointed as Chief Operating Officer of the Company. There are no family relationships between Mr. Massiani and any director or executive officer, or any person nominated or chosen by the Company to become a director or executive officer, or any transactions with related persons that would be reportable pursuant to Item 404(a) of Regulation S-K.

Employment Agreement of Luis Massiani

Mr. Massiani is party to an employment agreement with the Company and the Bank, dated April 3, 2019, which is described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2019 and such description is incorporated by reference herein. The incorporated description of the employment agreement with Mr. Massiani does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein. At this time, Sterling does not plan to further amend Mr. Massiani’s employment agreement due to his promotion.

Appointment of New Principal Financial Officer and Principal Accounting Officer

In connection with the promotion of Mr. Massiani to Chief Operating Officer of the Company, Mr. Massiani has provided his resignation as the Chief Financial Officer of the Company and the Bank to be effective as of March 1, 2021. To replace Mr. Massiani in such role, Sterling has appointed Bea Ordonez to serve as Executive Vice President of Sterling, effective January 11, 2021, in a transition role until her service as Chief Financial Officer of Sterling begins (with her continuation as Executive Vice President), effective March 1, 2021. As of March 1, 2021, Ms. Ordonez will serve as the Company’s principal financial officer and principal accounting officer.

Ms. Ordonez, a seasoned financial services professional, age 48, previously served as the Chief Financial Officer of OTC Markets Group since December 2015. Prior to joining OTC Markets Group, Ms. Ordonez served for 13 years (from 2002 to 2015) as Chief Operations Officer and Managing Director of Convergex Group, a global brokerage and trading-related services provider, and for three years (from 1999 to 2002) as Chief Financial Officer of G-Trade Services, a broker-dealer then owned by Credit Lyonnais Securities Asia, providing global execution and clearing services. Earlier in her career, Ms. Ordonez worked at Marsh & McLennan and held tax consultant roles at both PricewaterhouseCoopers and Arthur Andersen. Ms. Ordonez is a member of the Institute of Chartered Accountants in England and Wales and earned her bachelor's degree in Law from the University of Nottingham in England. She also holds a FINRA Series 27 license.

Other than as disclosed in this Form 8-K, there are no arrangements or understandings between Ms. Ordonez and other persons pursuant to which she was appointed as the Executive Vice President and Chief Financial Officer of Sterling. There are no family relationships between Ms. Ordonez and any director or executive officer, or any person nominated or chosen by the Company to become a director or executive officer, or any transactions with related persons that would be reportable pursuant to Item 404(a) of Regulation S-K.

Employment Agreement of Bea Ordonez

On November 9, 2020, the Company, the Bank and Ms. Ordonez executed an employment agreement (the “Employment Agreement”), to be effective as of January 11, 2021 (the “Effective Date”).

The Employment Agreement provides for a term ending on December 31, 2023 (unless in the event of a “change in control” (as defined in the Employment Agreement), in such case the Employment Agreement will be terminated upon the second anniversary of the date of the change in control, if later). The Employment Agreement provides for an annual base salary of $450,000, which will be reviewed at least annually for upward adjustment and shall not be reduced without Ms. Ordonez’s consent. The Employment Agreement further provides for a one-time signing bonus in the amount of $250,000 (the “Signing Bonus”), payable in a lump sum within 45 days of the Effective Date. If Ms. Ordonez voluntarily resigns her employment (other than for “good reason”) or is terminated by the Company for “cause” within twelve (12) months of the Effective Date, Ms. Ordonez shall reimburse the Company for the entire Signing Bonus. If Ms. Ordonez voluntarily resigns her employment (other than for “good reason”) or is terminated by the Company for “cause” more than twelve (12) months but less than twenty-four (24) months from the Effective Date, Ms. Ordonez shall reimburse the Company for 50% of the Signing Bonus. If Executive’s employment is terminated without “cause” prior to the payment of the Signing Bonus, she shall be paid such bonus as if she had remained employed indefinitely.

The Employment Agreement also provides for a target annual bonus as determined by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). In addition to an annual salary and bonus, the Employment Agreement provides that Ms. Ordonez is entitled to participate in any equity and/or long-term compensation programs established by the Company for senior executive officers and all of the Company’s retirement, group life, health and disability insurance plans and any other employee benefit plans. The Employment Agreement provides for an initial award within thirty (30) days after the Effective Date to Ms. Ordonez of an equity grant of restricted stock with an aggregate fair value of $500,000 to vest ratably over a three (3) year period from the date of grant, subject to Ms. Ordonez’s continued employment with the Company.

If the Company terminates Ms. Ordonez’s employment without “cause,” then Ms. Ordonez will, subject to her execution, delivery, and non-revocation of a release of claims, be entitled to (i) a lump sum cash payment in an amount equal to one (1) year of her base salary (in the amount in effect immediately prior to termination of employment) and the amount of her target bonus for the fiscal year of termination, and (ii) eighteen (18) consecutive monthly cash payments (commencing with the first month following Executive’s termination of employment, and continuing until the eighteenth month following Executive’s termination of employment), each equal to the monthly COBRA premium in effect as of the date of Executive’s termination of employment for the level of coverage in effect for Executive under the Company’s group health plan (the “COBRA Payments”).

If the Company terminates Ms. Ordonez without “cause” or she resigns for “good reason” on or within twenty-four (24) months following a “change in control,” then she will, subject to her execution, delivery, and non-revocation of a release of claims, be entitled to (i) a lump sum cash payment in an amount equal to two (2) times the sum of her annual base salary in effect immediately prior to her termination of employment plus two (2) times the amount of her target bonus for the fiscal year of termination, (ii) the pro-rata amount of her target bonus for the fiscal year of termination, (iii) any accrued vacation pay due under the terms of the Bank’s vacation policy and (iv) the COBRA Payments.

Under the Employment Agreement, payments and benefits payable in connection with a “change in control” of the Company will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code, but only if such reduction would result in Ms. Ordonez receiving greater compensation and benefits on an after-tax basis.

To the extent the change in control provisions of the Employment Agreement are inapplicable, in the event that the Company terminates Ms. Ordonez for “cause” (as defined in the Employment Agreement), Ms. Ordonez resigns with “good reason” (as defined in the Employment Agreement), Ms. Ordonez resigns from employment without “good reason” or her employment ends due to her death or disability, then the Company shall only owe her for any accrued obligations. Termination of employment will not be deemed to be for “cause” unless and until there has been delivered to Ms. Ordonez a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Ms. Ordonez and she is given an opportunity, together with her counsel, to be heard before the Board).

The Employment Agreement also provides that, while employed and for a period of twelve (12) months following the termination of Ms. Ordonez, other than a resignation by Ms. Ordonez for good reason prior to a change in control, Ms. Ordonez will be restricted from competing with the Company and its affiliates and, while employed and for a period of eighteen (18) months following the termination of her employment for any reason, she will be restricted from soliciting the Company’s and its affiliates’ respective customers or employees.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 8.01	Other Events

On January 11, 2021, the Company issued a press release announcing the promotion of Mr. Massiani to Chief Operating Officer of the Company and the appointment of Ms. Ordonez as an Executive Vice President, effective as of January 11, 2021, and as the Chief Financial Officer, effective as of March 1, 2021. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and among the Company, the Bank and Luis Massiani, dated April 3, 2019 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2019 (File No. 001-35385))
10.2	Employment Agreement by and among the Company, the Bank and Bea Ordonez, dated November 9, 2020
99.1	Press Release, dated January 11, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STERLING BANCORP

Date: January 12, 2021	By:	/s/ Jack Kopnisky
Jack Kopnisky
President and Chief Executive Officer